Exhibit  10(ii)(A)
                           POMEROY IT SOLUTIONS, INC.

                    SECOND AMENDMENT TO AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     This Second Amendment To Amended And Restated Employment Agreement is made this 13th day of October, 2005, effective as of the 13th day of October, 2005, by and between Pomeroy IT Solutions, Inc., a Delaware corporation ("Company") and Stephen E. Pomeroy ("Executive").

     WHEREAS, on the 3rd day of November, 2003, Company and Executive entered into an Amended and Restated Employment Agreement;

     WHEREAS, on the 6th day of January, 2004, Company and Executive entered into a First Amendment to Amended and Restated Employment Agreement; and

     WHEREAS, Company and Executive desire to amend the agreement, to reflect certain changes agreed upon by Company and Executive regarding compensation payable to Executive for the 2005 fiscal year of Company.

     NOW THEREFORE, in consideration of the foregoing premises, and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

     1. Sections 5(b) and 5(c) are amended to set forth the following criteria, for the 2005 fiscal year bonus plan for Executive as follows:

          (b)     Annual  Bonus.  Executive  shall  be  entitled  to a bonus and
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     restricted  stock  grant  for  the  2005 fiscal year in the event Executive satisfies the applicable criteria set forth below of the Company's Net Sales and Revenues and the Company's Earnings Per Share ("EPS") (as hereinafter defined) of the Company for 2005, as follows:

               (i)  Net  Sales  and  Revenues  of  Company  greater  than
                    $860,000,000.00 with an EPS of $1.25 or greater equals $400,000.00 cash bonus and a 20,000 share restricted stock grant.

          (c)     Annual  Bonus  Determination.  Within  thirty (30) days of the
                  ----------------------------
     conclusion of the 2005 fiscal year of the Company and each fiscal year thereafter, Executive and Company shall agree upon the threshold of Net Sales and Revenues and EPS or any other performance-related criteria to be utilized for determining any bonus and restricted stock grant to be awarded to Executive for such year. Such bonus and restricted stock grant for each subsequent year of this Employment Agreement shall be consistent with Executive's prior plan.


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          Any  restricted  stock grant of Company's no-par common stock shall be made pursuant to the terms of the Company's 2002 Amended and Restated Stock Incentive Plan that pertains to performance restricted share awards.

          For purposes of this section, the term "Net Sales and Revenues" shall mean the net sales and revenues of Company during the applicable period on a consolidated basis as reflected on the Company's 2005 audited financial statements. In making such Net Sales and Revenues determination, all gains and losses realized on the sale or other disposition of Company assets not in the ordinary course of business shall be excluded.

          For  purposes  of  this Agreement, the "EPS" shall be the Earnings Per
     Share of Company as reflected on its consolidated audited financial statements for the year 2005. For purposes of this Agreement, the EPS shall be computed without regard to the bonus payable to Executive under the terms of his Employment Agreement, shall exclude any gains or losses realized by Company on the sale or other disposition of its assets other than in the ordinary course of business (and shall exclude any extraordinary one-time charges made by Company during such fiscal year). Such Net Sales and Revenues and EPS shall be determined on a consolidated basis by the independent accountant regularly retained by the Company, subject to the foregoing provisions of this subparagraph and in accordance with generally accepted accounting principles. Said determination and payment of such bonus shall be made within seventy-five (75) days following the end of the fiscal year of the Company and the determination by the accountant shall be final, binding and conclusive on all parties hereto. In the event the audited financial statements are not issued within such seventy-five (75) day period, Company shall make the payment due hereunder, if any, based on its best reasonable estimate of any liability hereunder, which amount shall be recorded and shall be reconciled by both parties once the audited financial statements are issued. Company shall have the ability to advance amounts to Executive based upon the projected amount of the bonus compensation to be paid hereunder. In the event that such advance payments are in excess of the amount due hereunder, any such excess shall be reimbursed to Company by Executive within seventy-five (75) days following the end of the fiscal year. In the event such advance payments are less than the amount of said bonus as determined hereunder, any additional amount due Executive shall be paid within seventy-five (75) days following the end of the fiscal year of the Company.

          In the event that Company would acquire during its 2005 fiscal year a company that had gross revenues in excess of $100,000,000.00 for its most recently concluded fiscal year, Company and Executive shall in good


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     faith  determine  whether any adjustments to the Net Sales and Revenues and
     EPS criteria set forth above, whether upward or downward, shall be made in order to reflect the effect of such acquisition on the operations of the Company.

     2. Section 5(f) is amended for the years November 3, 2005, November 3, 2006 and November 3, 2007 by inserting in line 7 of said paragraph the words, "fifty thousand shares," in lieu of "one hundred thousand shares."

     3. Section 5 is amended by adding at the end of Section 5(f), the following Section 5(g):

          (g)     Restricted  Stock  Award.  Upon  the  implementation  of  the
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Company's  Long  Term  Incentive  Program  for  Management  under Company's 2002
Amended and Restated Stock Incentive Plan ("Plan"), Executive shall be granted for the year 2005, 48,000 retention restricted shares upon the terms and conditions of the Plan applicable to retention restricted stock awards. Any future grant of restricted shares under the Plan to Executive for subsequent years shall be subject to the determination of the Board of Directors of the Company.

     Except as modified above, the terms of the Amended and Restated Employment Agreement, as amended by the First Amendment to Amended and Restated Employment Agreement dated January 6, 2004 and as amended hereby are hereby affirmed and ratified by the parties.

     IN  WITNESS  WHEREOF,  this  Second  Amendment  To  Amended  And  Restated
Employment Agreement has been executed as of the day and year first above written.


WITNESSES:                                            POMEROY IT SOLUTIONS, INC.

Kristi Nelson

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Samantha Shirely                                      Michael E. Rohrkemper
                                                 By:
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                                                      Michael E. Rohrkemper, CFO

Kristi Nelson                                         Stephen E. Pomeroy

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Samantha Shirley                                      Stephen E. Pomeroy

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